DataLogic International Completes Financing and Restructuring of Senior Secured Debt

IRVINE, CA, November 14, 2006 – DataLogic International, Inc., (OTC Bulletin Board: DLGI; Berlin, Frankfurt Stock Exchange: 779612), a provider of information technology staffing services has completed a $412,500 private placement with 4 private investors and a restructuring of the terms of its senior secured debt held by Laurus Master Fund, Ltd.

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10% Secured Convertible Promissory Note Financing

Pursuant to the private financing, DataLogic sold $412,500 principal amount of its 10% secured convertible promissory notes together with warrants to purchase 20,625,000 shares of DataLogic common stock at an exercise price of $0.04 per share. The convertible notes are due October 31 2008, begin amortization of principal on February 15, 2007, are secured by all of the assets of DataLogic and are convertible into DataLogic common stock at an initial conversion price of $.02 per share.  The warrants will be exercisable for a three-year period beginning on the date a resale registration statement for the shares underlying the convertible notes and warrants is declared effective by the Securities and Exchange Commission.

As a result of the financing and pursuant to the terms of "most favored nations" rights granted to investors in DataLogic’s May 2006 private placement, DataLogic expects to issue up to an additional $2,450,000 principal amount of its 10% secured convertible promissory notes and warrants to purchase 122,500,000 shares of common stock at an exercise price of $0.04 per share to its May 2006 private placement investors in exchange for up to 8,125,000 shares of DataLogic common stock issued in the May 2006 private placement.  DataLogic will receive no additional proceeds from the exchange.

In the transaction, an officer and director of DataLogic also agreed to exchange a $300,000 promissory note payable by a DataLogic subsidiary for $300,000 principal amount of its 10% secured convertible promissory notes and warrants to purchase 15,000,000 shares of DataLogic common stock at an exercise price of $0.04 per share.  DataLogic will receive no additional proceeds from the exchange.

Under the terms of the financing, DataLogic has agreed to use best efforts to obtain stockholder approval to (i)increase DataLogic’s authorized shares of common stock to a number that is not less than 100% of the maximum number of shares of common stock which would be issuable upon conversion of the convertible notes and exercise of the warrants, and (ii) effect a reverse stock split so that its common stock is quoted on the OTC Bulletin Board at a price per share of not less than $1.00 immediately following the reverse stock split.

DataLogic has also agreed to prepare and file a resale registration statement with the Securities and Exchange Commission for the shares underlying the convertible notes and warrants.

Midtown Partners & Co., LLC acted as sole placement agent in this transaction.

Restructuring of Senior Secured Debt

Concurrently with completion of the convertible note and warrant financing, DataLogic completed a restructuring of its payment obligations under its Secured Term Note held by Laurus Master Fund, Ltd.   As restructured, DataLogic will be obligated to make monthly principal payments of $25,000 per month beginning January 1, 2007 and increasing to $50,000 per month beginning July 1, 2007 through maturity at December 31, 2008.  As of October 31, 2006, DataLogic had $1,364,976 principal amount outstanding under the Secured Term Note.

In connection with the restructuring of the Secured Term Note, Laurus withdrew its notice of default by DataLogic and released the hold it had placed on DataLogic’s accounts receivable “lockbox” account.

For more information about DataLogic International, Inc. please visit www.dlgi.com

About Midtown Partners & Co., LLC

Originally founded in May 2000, Midtown Partners & Co., LLC is an investment bank focused on private placement investment banking opportunities. The Investment Banking Group at Midtown Partners & Co., LLC was founded on the premise that client relationships and industry focus are keys to the success of emerging growth companies. Such companies require investment banking services from a firm with a unique understanding of the marketplace and the nature of smaller transactions. Additional information can be found at www.midtownpartners.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as: believe, expect, anticipate, should, planned, will, may, intend, estimated, and potential, among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions, the market performance of acquired business entities and assets and other factors such as, but not limited to, those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to DataLogic International, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Investor Relations Contact:

Keith Moore

of DataLogic International, Inc.

+1-949-260-0120

keithmoore@dlgi.com

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